Exhibit 99.1
News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765
INDEPENDENT BANK CORPORATION REPORTS
2010 SECOND QUARTER RESULTS
IONIA, Mich., Aug. 5, 2010 — Independent Bank Corporation (Nasdaq: IBCP) reported second quarter 2010 net income applicable to common stock of $6.8 million, or $0.04 per diluted share, versus a net loss applicable to common stock of $6.2 million, or $0.26 per share, in the prior-year period. For the six months ended June 30, 2010 and 2009, the Company reported a net loss applicable to common stock of $8.1 million, or $0.31 per share, and $25.9 million, or $1.09 per share, respectively. The improved results were primarily due to an $18.1 million gain on the extinguishment of debt and a decline in the provision for loan losses, which were partially offset by a decline in net interest income.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “We are pleased to report a profit in the second quarter of 2010, even though we understand these results were driven largely by a gain on the exchange of some of our trust preferred securities into common stock. We are also pleased that we have made further progress in improving our asset quality, which was reflected in a reduction in our provision for loan losses, loan net charge-offs, and non-performing loans. While our operating results continue to reflect the difficult market conditions we face in Michigan, we are encouraged by our asset quality trends. In addition, although a decline in our net interest income adversely impacted our core operating results, the decline was primarily driven by our goal of maintaining very high levels of liquidity and otherwise managing our balance sheet in order to preserve our regulatory capital ratios. As we look ahead in 2010, there are a number of actions that we are focused on under our capital restoration plan that should help revitalize the core financial foundation of Independent Bank Corporation. During the second quarter of 2010, we announced a number of key accomplishments in our plan to improve our overall capital position.”
Operating Results
The Company’s net interest income totaled $28.6 million during the second quarter of 2010, a decrease of $6.9 million or 19.6% from the year-ago period, and a decrease of $1.5 million, or 4.9% from the first quarter of 2010. The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.38% during the second quarter of 2010 compared to 5.17% in the year-ago period, and 4.45% in the first quarter of 2010. The decrease in the net interest margin is primarily due to a change in asset mix, as higher yielding loans declined and lower yielding overnight investments at the Federal Reserve Bank increased. This change in asset mix principally reflects the Company’s current strategy of maintaining significantly higher balances of overnight investments to enhance liquidity. Average interest-earning assets declined to $2.61 billion in the second quarter of 2010 compared to $2.76 billion in the year-ago quarter and $2.73 billion in the first quarter of 2010. The Company’s June 2010 exchange of common stock for $41.4 million of trust preferred securities is expected to reduce future interest expense by approximately $3.5 million annually.
Net gains on the sale of mortgage loans were $2.4 million in the second quarter of 2010, compared to $3.3 million in the year-ago quarter. The decrease in net gains relates primarily to a decline in mortgage loan origination volume, loan sales and commitments to originate mortgage loans that are held for sale. The first half of 2009 reflected a significant amount of refinancing activity resulting from generally lower mortgage loan interest rates during that time period. Although mortgage loan interest rates were even lower during the second quarter of 2010, refinance activity has been, to date, relatively moderate as many borrowers already refinanced in 2009 (and the interest rate differential between where they refinanced in 2009 and current interest rates was not that significant). Also, many borrowers are unable to refinance because of negative equity in their homes or credit-related impediments.
Net securities gains totaled $1.4 million during the three months ended June 30, 2010, compared to $4.2 million for the comparable period in 2009. The second quarter 2010 net securities gains were primarily due to the sale of agency mortgage-backed securities. The second quarter 2009 net securities gains were primarily due to increases in the fair value and gains on the sale of a Bank of America preferred stock. The Company sold all of this preferred stock in June 2009. The sale of securities over the past two years, generally reflects the Company’s current process of selectively deleveraging the balance sheet in order to preserve regulatory capital ratios and augment liquidity.
Mortgage loan servicing generated a loss of $2.0 million in the second quarter of 2010 compared to income of $2.3 million in the second quarter of 2009. This variance is primarily due to changes in the impairment reserve on, and the amortization of, capitalized mortgage loan servicing rights. The period-end impairment reserve is based on a valuation of the Company’s mortgage loan servicing portfolio, and the amortization is primarily impacted by prepayment activity. In the second quarter of 2010, the Company recorded an impairment charge of $2.5 million which primarily reflects lower mortgage loan interest rates resulting in higher estimated future prepayment rates being used in the valuation at June 30, 2010. In the second quarter of 2009, the Company recorded a $3.0 million recovery of previously recorded impairment charges. Capitalized mortgage loan servicing rights totaled $13.0 million at June 30, 2010. The Company was servicing approximately $1.74 billion in mortgage loans for others on which servicing rights had been capitalized at June 30, 2010.
In the second quarter of 2010, the Company recorded an $18.1 million gain on the extinguishment of debt. On June 23, 2010, the Company exchanged 51.1 million shares of its common stock (having a fair value of approximately $23.5 million on the date of the exchange) for $41.4 million in liquidation value of trust preferred securities and $2.3 million of accrued and unpaid interest on such securities.
Non-interest expenses totaled $37.2 million in the second quarter of 2010, compared to $37.0 million in the year-ago period. The increase in non-interest expenses was primarily due to increases in vehicle service contract payment plan counterparty contingencies (up $2.6 million) and credit costs related to unfunded lending commitments (up $0.3 million). These increases were partially offset by declines in several categories, including: loan and collection expenses (down $0.4 million), losses on other real estate (“ORE”) and repossessed assets (down $0.4 million), FDIC deposit insurance (down $1.0 million), furniture, fixtures and equipment expense (down $0.2 million), and advertising expense (down $0.7 million).
Second quarter 2010 non-interest expenses included a $4.9 million charge (compared to $2.2 million in the second quarter of 2009) related to Mepco Finance Corporation’s (“Mepco”) business of purchasing and servicing payment plans for vehicle service contracts. These payment plans (which are classified as payment plan receivables in the Company’s Consolidated Statements of Financial Condition) permit a consumer to purchase coverage under a vehicle service contract by making monthly payments, generally for a term of 12 to 24 months, to the sellers of those contracts (referred to as Mepco’s “counterparties”). Mepco purchases these payment plans from these counterparties. When consumers stop making payments or exercise their right to voluntarily cancel the contract, the remaining unpaid balance of the payment plan is normally recouped by Mepco from the counterparties that sold the vehicle service contract and provided the coverage. Since mid-2009, payment defaults and voluntary cancellations have been at elevated levels reflecting both weak economic conditions and adverse publicity impacting the vehicle service contract industry. When counterparties do not honor their contractual obligations to Mepco to repay advanced funds, Mepco recognizes estimated probable incurred losses. Mepco pursues collection (including commencing legal action) of funds due to it under its various contracts with counterparties. During the first half of 2010, payment plan receivables declined by $120.6 million (or nearly a 60% annualized rate) to $285.7 million, as the Company seeks to strategically reduce its assets in this business segment.
Although loan and collection expenses and losses on ORE and repossessed assets both declined on a comparative quarterly basis, they remain elevated due primarily to management, collection, holding and disposition costs related to non-performing assets.
FDIC deposit insurance costs declined in 2010 on both a quarterly and year-to-date basis compared to 2009. The second quarter of 2009 included a $1.4 million expense related to an industry-wide special assessment.
Pre-Tax, Pre-Provision Core Operating Earnings
The Company is presenting pre-tax, pre-provision core operating earnings in this release for purposes of additional analysis of operating results. Pre-tax, pre-provision core operating earnings, as defined by management, represents the Company’s income (loss) excluding: income tax expense (benefit), the provision for loan losses, credit costs related to unfunded commitments, securities gains or losses, vehicle service contract counterparty contingencies, and any impairment charges (including capitalized mortgage loan servicing rights, goodwill, losses on ORE or repossessed assets, and certain fair-value adjustments) and elevated loan and collection costs caused by the current economic cycle.
The following table reconciles pre-tax, pre-provision core operating earnings to consolidated net income (loss) presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Pre-tax, pre-provision core operating earnings is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss) under GAAP. Pre-tax, pre-provision core operating earnings has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP. However, the Company believes presenting pre-tax, pre-provision core operating earnings provides investors with the ability to gain a further understanding of its underlying operating trends separate from the direct effects of any impairment charges, credit issues, certain fair value adjustments, securities gains or losses, and challenges inherent in the real estate downturn and other economic cycle issues. It displays core operating earnings trends before the impact of these challenges. The Asset Quality section of this release isolates the challenges and issues related to the credit quality of the Company’s loan portfolio and the impact on its results as reflected in the provision for loan losses.
The decline in the Company’s pre-tax, pre-provision core operating earnings in 2010 as compared to 2009, is principally due to a decrease in net interest income as described above.

Pre-Tax, Pre-Provision Core Operating Earnings
		Quarter Ended
	6/30/10	3/31/10	6/30/09
		(in thousands)
Net income (loss)	$7,884	$(13,837)	$(5,161)
Income tax expense (benefit)	156	(264)	(959)
Provision for loan losses	12,680	17,014	25,659
Credit costs related to unfunded lending commitments	280	56	(66)
Securities (gains) losses	(1,363)	(147)	(4,230)
Vehicle service contract counterparty contingencies	4,861	3,418	2,215
Impairment (recovery) charge on capitalized loan servicing	2,460	(145)	(2,965)
Gain on extinguishment of debt	(18,086)	—	—
Losses on ORE and repossessed assets	1,554	2,029	1,939
Elevated loan and collection costs (1)	1,535	3,536	1,977

Pre-Tax, Pre-Provision Core Operating Earnings	$11,961	$11,660	$18,409

(1) Represents the excess amount over a “normalized” level (experienced prior to 2008) of $1.25 million quarterly.
Asset Quality
Commenting on asset quality, CEO Magee added: “Our provision for loan losses decreased by $13.0 million, or 50.6%, in the second quarter of 2010 compared to the year-ago level, primarily reflecting a reduction in non-performing loans, reduced levels of loan net-charge offs, and an overall decline in total loan balances. Further, thirty to eighty-nine day delinquency rates remained relatively low for commercial loans and declined from year-end 2009 levels for mortgage and consumer loans. We are optimistic that our team’s ongoing efforts in managing our commercial and retail loan portfolios will yield further continued improvements in asset quality in the future.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	6/30/2010	12/31/2009	6/30/2009
	(Dollars in Millions)
Commercial	$37.6	$50.4	$63.0
Consumer/installment	5.9	8.4	7.8
Mortgage	38.6	48.0	51.4
Payment plan receivables (2)	2.4	3.1	3.1

Total	$84.5	$109.9	$125.3

Ratio of non-performing loans to total portfolio loans	4.16%	4.78%	5.13%

Ratio of non-performing assets to total assets	4.61%	4.77%	5.21%

Ratio of the allowance for loan losses to non-performing loans	89.46%	74.35%	52.10%

(1)	Excludes loans that are classified as “troubled debt restructurings” that are still performing.

(2)	Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. The June 30, 2010 balance excludes $23.5 million (net of reserves) of receivables due from Mepco counterparties related to the cancellation of payment plan receivables.
The decrease in non-performing loans since year-end 2009 is due principally to declines in non-performing commercial loans and residential mortgage loans. These declines primarily reflect loan net charge-offs, pay-offs, negotiated transactions, and the migration of loans into ORE during the first half of 2010. Non-performing commercial loans relate largely to delinquencies caused by cash-flow difficulties encountered by real estate developers (due to a decline in sales of real estate) as well as owners of income-producing properties (due to higher vacancy rates and/or lower rental rates). Non-performing commercial loans have declined for the past six quarters. The elevated level of non-performing residential mortgage loans is primarily due to delinquencies reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. However, retail non-performing loans have declined for four consecutive quarters and are at their lowest level since the first quarter of 2009. ORE and repossessed assets totaled $41.8 million at June 30, 2010, compared to $31.5 million at Dec. 31, 2009, and $29.8 million at June 30, 2009. ORE and repossessed assets are expected to continue to rise throughout the remainder of 2010 as non-performing loans move through the collection cycle.
The provision for loan losses was $12.7 million and $25.7 million in the second quarters of 2010 and 2009, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $13.2 million (2.52% annualized of average loans) in the second quarter of 2010, compared to $18.7 million (3.05% annualized of average loans) in the second quarter of 2009 and $22.6 million (4.10% annualized of average loans) in the first quarter of 2010. The decline in second quarter 2010 loan net charge-offs compared to year-ago levels is primarily due to a decline in commercial loan net charge-offs. Loan net charge-offs were $35.8 million (3.33% annualized of average loans) and $48.4 million (3.98% annualized of average loans) for the first six months of 2010 and 2009, respectively. At June 30, 2010, the allowance for loan losses totaled $75.6 million, or 3.72% of portfolio loans, compared to $81.7 million, or 3.55% of portfolio loans, at Dec. 31, 2009.
Balance Sheet, Liquidity and Capital
Total assets were $2.74 billion at June 30, 2010, a decrease of $228.2 million, or 7.7%, from Dec. 31, 2009. Loans, excluding loans held for sale, were $2.03 billion at June 30, 2010, compared to $2.30 billion at Dec. 31, 2009. Deposits totaled $2.38 billion at June 30, 2010, a decrease of $188.6 million from Dec. 31, 2009. The decline in deposits primarily reflects a reduction in brokered CDs that was partially offset by an increase in the balance of checking and savings accounts.
Cash and cash equivalents totaled $355.9 million at June 30, 2010, versus $288.7 million at Dec. 31, 2009. This increase reflects the Company’s efforts to augment liquidity. In addition, the Company’s bank subsidiary had approximately $650.3 million of unused borrowing capacity at June 30, 2010.
Stockholders’ equity totaled $129.7 million at June 30, 2010, or 4.74% of total assets. The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

			Well Capitalized
Regulatory Capital Ratio	6/30/10	12/31/2009	Minimum

Tier 1 capital to average total assets	6.37%	6.72%	5.00%
Tier 1 capital to risk-weighted assets	9.27%	9.08%	6.00%
Total capital to risk-weighted assets	10.55%	10.36%	10.00%
Capital Raising Initiatives
As previously announced, the Company adopted a capital restoration plan (the “Capital Plan”) in Jan. 2010. The primary objective of this Capital Plan is to achieve and thereafter maintain certain minimum capital ratios for Independent Bank as established by its Board of Directors. These minimum capital ratios are 8% for Tier 1 Capital to Average Total Assets and 11% for Total Capital to Risk-Weighted Assets. The Company is seeking to achieve these minimum capital ratios by Sept. 30, 2010.
The Capital Plan sets forth three primary capital raising initiatives:
     (1) an offer to exchange shares of the Company’s common stock for any or all of the Company’s outstanding trust preferred securities;
     (2) the exchange of shares of the Company’s common stock for any or all of the shares of preferred stock held by the United States Department of Treasury (“UST”); and
     (3) a public offering of the Company’s common stock for cash.
During the second quarter of 2010, the Company completed transactions designed to accomplish the first two initiatives. On June 23, 2010, the Company completed its offer to exchange shares of its common stock for its outstanding trust preferred securities, which resulted in the issuance of common stock in exchange for the surrender of outstanding trust preferred securities with an aggregate liquidation amount of $41.4 million. On Apr. 16, 2010, the Company closed a transaction with the UST for the exchange of the $72 million of Series A preferred stock that the UST acquired pursuant to the TARP Capital Purchase Program for new shares of Series B convertible preferred stock. A key benefit of this transaction was obtaining the right, under the terms of the new Series B convertible preferred stock, to compel the conversion of this stock into shares of the Company’s common stock, provided that the Company meets a number of conditions. The conditions are primarily intended to ensure that the Company successfully implements the other elements of its Capital Plan, as described above.
These first two initiatives were designed to improve the Company’s ratio of tangible common equity to tangible assets, reduce required annual interest and dividend payments by reducing the aggregate principal amount of outstanding trust preferred securities and outstanding shares of preferred stock, and otherwise improve the Company’s ability to successfully raise additional capital through a public offering of its common stock, which is the last component of the Capital Plan.
In addition to these measures, on July 7, 2010 the Company executed an Investment Agreement and Registration Rights Agreement with Dutchess Opportunity Fund, II, LP (“Dutchess”) for the sale of up to 15.0 million shares of the Company’s common stock. These agreements serve to establish an equity line facility as a contingent source of liquidity for the Company. Pursuant to the Investment Agreement, Dutchess committed to purchase up to $15.0 million of the Company’s common stock over a 36-month period after the registration statement referenced below becomes effective. The Company has the right, but no obligation, to draw on this equity line facility from time to time during such 36-month period by selling shares of its common stock to Dutchess. The sales price would be at a 5% discount to the market price of the Company’s common stock at the time of the draw; as such market price is determined pursuant to the terms of the Investment Agreement. To date, no securities have been sold under the equity line facility. In connection with the Registration Rights Agreement with Dutchess, the Company has agreed to register for resale, the shares that may be sold to Dutchess. The Company expects to file a registration statement with the SEC for these shares on or before Aug. 20, 2010.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.7 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit the Company’s Web site at: IndependentBank.com
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2010	2009
	(unaudited)
	(in thousands, except share amounts)
Assets
Cash and due from banks	$52,663	$65,214
Interest bearing deposits	303,268	223,522

Cash and Cash Equivalents	355,931	288,736
Trading securities	27	54
Securities available for sale	112,947	164,151
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	26,443	27,854
Loans held for sale, carried at fair value	32,786	34,234
Loans
Commercial	767,285	840,367
Mortgage	704,604	749,298
Installment	275,335	303,366
Payment plan receivables	285,749	406,341

Total Loans	2,032,973	2,299,372
Allowance for loan losses	(75,606)	(81,717)

Net Loans	1,957,367	2,217,655
Other real estate and repossessed assets	41,785	31,534
Property and equipment, net	70,277	72,616
Bank-owned life insurance	46,953	46,514
Other intangibles	9,615	10,260
Capitalized mortgage loan servicing rights	13,022	15,273
Prepaid FDIC deposit insurance assessment	18,811	22,047
Vehicle service contract counterparty receivables, net	25,376	5,419
Accrued income and other assets	25,821	29,017

Total Assets	$2,737,161	$2,965,364

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$347,844	$334,608
Savings and NOW	1,069,062	1,059,840
Retail time	537,496	542,170
Brokered time	422,749	629,150

Total Deposits	2,377,151	2,565,768
Other borrowings	133,402	131,182
Subordinated debentures	50,175	92,888
Vehicle service contract counterparty payables	13,999	21,309
Accrued expenses and other liabilities	32,762	44,356

Total Liabilities	2,607,489	2,855,503

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized
Issued and outstanding:
At June 30, 2010: Series B, 74,426 shares, $1,010 liquidation preference per share	70,458	—
At December 31, 2009: Series A, 72,000 shares, $1,000 liquidation preference per share	—	69,157
Common stock, no par value at June 30, 2010, and $1.00 par value at December 31, 2009—authorized: 500,000,000 shares at June 30, 2010, and 60,000,000 shares at December 31, 2009; issued and outstanding: 75,123,427 shares at June 30, 2010, and 24,028,505 shares at December 31, 2009	250,737	23,863
Capital surplus	—	201,618
Accumulated deficit	(177,242)	(169,098)
Accumulated other comprehensive loss	(14,281)	(15,679)

Total Shareholders’ Equity	129,672	109,861

Total Liabilities and Shareholders’ Equity	$2,737,161	$2,965,364

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$36,675	$39,027	$45,224	$75,702	$89,625
Interest on securities
Taxable	902	1,160	1,705	2,062	3,438
Tax-exempt	526	685	976	1,211	2,083
Other investments	389	372	239	761	563

Total Interest Income	38,492	41,244	48,144	79,736	95,709

Interest Expense
Deposits	7,508	8,219	8,811	15,727	17,359
Other borrowings	2,413	2,994	3,814	5,407	8,484

Total Interest Expense	9,921	11,213	12,625	21,134	25,843

Net Interest Income	28,571	30,031	35,519	58,602	69,866
Provision for loan losses	12,680	17,014	25,659	29,694	55,783

Net Interest Income After Provision for Loan Losses	15,891	13,017	9,860	28,908	14,083

Non-interest Income
Service charges on deposit accounts	5,833	5,275	6,321	11,108	11,828
Net gains (losses) on assets
Mortgage loans	2,372	1,843	3,262	4,215	6,543
Securities	1,363	265	4,230	1,628	3,666
Other than temporary loss on securities available for sale
Total impairment loss	—	(118)	—	(118)	(17)
Loss recognized in other comprehensive loss	—	—	—	—	—

Net impairment loss recognized in earnings	—	(118)	—	(118)	(17)
VISA check card interchange income	1,655	1,572	1,500	3,227	2,915
Mortgage loan servicing	(2,043)	432	2,349	(1,611)	1,507
Title insurance fees	366	494	732	860	1,341
Gain on extinguishment of debt	18,086	—	—	18,086	—
Other income	1,682	2,254	2,617	3,936	4,806

Total Non-interest Income	29,314	12,017	21,011	41,331	32,589

Non-interest Expense
Compensation and employee benefits	13,430	13,213	13,328	26,643	25,905
Vehicle service contract counterparty contingencies	4,861	3,418	2,215	8,279	3,015
Loan and collection	2,785	4,786	3,227	7,571	7,265
Occupancy, net	2,595	2,909	2,560	5,504	5,608
Data processing	2,039	2,105	2,010	4,144	4,106
Loss on other real estate and repossessed assets	1,554	2,029	1,939	3,583	3,200
FDIC deposit insurance	1,763	1,802	2,755	3,565	3,941
Furniture, fixtures and equipment	1,648	1,719	1,848	3,367	3,697
Credit card and bank service fees	1,500	1,675	1,668	3,175	3,132
Advertising	674	779	1,421	1,453	2,863
Other expenses	4,316	4,700	4,020	9,016	8,364

Total Non-interest Expense	37,165	39,135	36,991	76,300	71,096

Income (Loss) Before Income Tax	8,040	(14,101)	(6,120)	(6,061)	(24,424)
Income tax expense (benefit)	156	(264)	(959)	(108)	(666)

Net Income (Loss)	$7,884	$(13,837)	$(5,161)	$(5,953)	$(23,758)

Preferred dividends and discount accretion	1,113	1,077	1,075	2,190	2,150

Net Income (Loss) Applicable to Common Stock	$6,771	$(14,914)	$(6,236)	$(8,143)	$(25,908)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(unaudited)
Per Common Share Data (A)
Net Income (Loss) Per Common Share
Basic (B)	$.24	$(.62)	$(.26)	$(.31)	$(1.09)
Diluted (C)	.04	(.62)	(.26)	(.31)	(1.09)
Cash dividends declared per common share	.00	.00	.01	.00	.02

Selected Ratios (annualized) (A)
As a Percent of Average Interest-Earning Assets
Interest income	5.90%	6.12%	7.01%	6.01%	6.99%
Interest expense	1.52	1.67	1.84	1.60	1.89
Net interest income	4.38	4.45	5.17	4.41	5.10
Net Income (Loss) to
Average common equity	111.56%	(184.46)%	(22.98)%	(57.53)%	(44.24)%
Average assets	.96	(2.06)	(0.83)	(0.57)	(1.75)

Average Shares
Basic (B)	28,524,140	24,031,606	24,029,942	26,290,283	23,700,213
Diluted (C)	176,073,257	24,103,545	24,102,482	100,508,481	23,768,494

(A)	These amounts are calculated using net income (loss) applicable to common stock. For any period in which net income applicable to common stock is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period and participating share awards.

(C)	Average shares of common stock for diluted net income per share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors. For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.